Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated September 2, 2020

To Prospectus dated February 28, 2020

Registration No. 333-236787

MONDELĒZ INTERNATIONAL, INC.

Pricing Term Sheet

$500,000,000 1.500% Notes due 2031

$500,000,000 2.625% Notes due 2050

Summary of Terms

Issuer:	Mondelēz International, Inc.

Description of Securities:	$500,000,000 1.500% Notes due 2031 (the “2031 Notes”) $500,000,000 2.625% Notes due 2050 (the “2050 Notes” and together with the 2031 Notes, the “Notes”)

Trade Date:	September 2, 2020

Settlement Date:	September 4, 2020 (T+2)

Maturity Date:	February 4, 2031 for the 2031 Notes September 4, 2050 for the 2050 Notes

Issue Price (Price to Public):	99.302% for the 2031 Notes 99.444% for the 2050 Notes

Benchmark Treasury:	2031 Notes: 0.625% due August 15, 2030 2050 Notes: 1.250% due May 15, 2050

Benchmark Treasury Price / Yield:	2031 Notes: 99-23+/0.653% 2050 Notes: 96-25/1.382%

Spread to Benchmark Treasury:	2031 Notes: +92 bps 2050 Notes: +127 bps

Yield to Maturity:	2031 Notes: 1.573% 2050 Notes: 2.652%

Coupon:	2031 Notes: 1.500% 2050 Notes: 2.625%

Interest Payment Dates:	2031 Notes: Semi-annually on February 4 and August 4 of each year, commencing February 4, 2021. 2050 Notes: Semi-annually on March 4 and September 4 of each year, commencing March 4, 2021.

Day Count Convention:	30/360

Optional Redemption:

2031 Notes: Prior to November 4, 2030, the greater of par and make-whole at Treasury plus 15 basis points, plus accrued and unpaid interest to the date of redemption. On or after November 4, 2030, at par, plus accrued and unpaid interest to the date of redemption.

2050 Notes: Prior to March 4, 2050, the greater of par and make-whole at Treasury plus 20 basis points, plus accrued and unpaid interest to the date of redemption. On or after March 4, 2050, at par, plus accrued and unpaid interest to the date of redemption.

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	2031 Notes: 609207 AX3/ US609207AX34 2050 Notes: 609207 AW5/ US609207AW50

Other Information

Anticipated Long-Term Senior Unsecured Debt Ratings*:	Moody’s: Baa1 S&P: BBB

Underwriters:

Joint Book-Running Managers:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

U.S. Bancorp Investments, Inc.

BBVA Securities Inc.

TD Securities (USA) LLC

Senior Co-Managers:

Barclays Capital Inc.

BofA Securities, Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

No PRIIPs key information document (KID) has been prepared as the securities are not available to retail investors in the EEA.

This pricing term sheet supplements, and should be read in conjunction with, Mondelēz International, Inc.’s Preliminary Prospectus Supplement dated September 2, 2020 and the accompanying Base Prospectus dated February 28, 2020 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. at (212) 841-2871 or toll free at (800) 854-5674, Citigroup Global Markets Inc. toll-free at (800) 831-9146, Morgan Stanley & Co. LLC toll free at (866) 718-1649 or U.S. Bancorp Investments, Inc. at (877) 558-2607.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.